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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 4, 2002


                           CAMDEN NATIONAL CORPORATION
               (Exact name of Registrant as specified in charter)


                                      MAINE
                 (State or other jurisdiction of incorporation)



                01-28190                             01-0413282
         (Commission file number)          (IRS employer identification no.)


                       Two Elm Street, Camden, Maine 04843
               (Address of principal executive offices) (Zip Code)


                                 (207) 236-8821
              (Registrant's telephone number, including area code)


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Item 5 - Other Events and Regulation FD Disclosure

Camden National Corporation (the "Company") completed a financial transaction with NOVA Information Systems ("NOVA"), a subsidiary of U.S. Bank, for the sale of the merchant credit card processing business of its subsidiary banks, Camden National Bank and UnitedKingfield Bank. In connection with the transaction, NOVA will pay $1.25 million, which will result in a one-time after tax gain to the Company, in the fourth quarter, of approximately $754.0 thousand, which includes transaction and other expenses of approximately $90.0 thousand, or an increase in earnings of approximately $0.09 per share. As part of the transaction, the Company and its subsidiaries entered into a joint marketing and alliance agreement with NOVA, whereby it will cooperate with NOVA in providing credit card services to customers and marketing to prospective merchants in return for specified royalty payments. During the seven-year term of this agreement, and any renewal or extension thereof, the Company will not compete with NOVA for merchant credit card processing business.

Item 7 - Financial Statements, Pro Forma Financial Information and Exhibits

(a) Merchant Asset Purchase Agreement between the Company and NOVA is included as Exhibit 99.1 hereto.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.


             CAMDEN NATIONAL CORPORATION



       By:   /s/ Gregory A. Dufour                      Date: December 4, 2002
             ----------------------------------
             Gregory A. Dufour
             Senior Vice President - Finance
             and Principal Financial Officer

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                                 EXHIBIT INDEX


Exhibit No.                                 Description
-----------                                 -----------

99.1                           Merchant Asset Purchase Agreement